OneSpan Inc.
2023 Management Incentive Plan (MIP)

1.PURPOSE

The purpose of the OneSpan Inc. (together with its subsidiaries, the “Company” or “OneSpan”) 2023 Management Incentive Plan (“2023 MIP”) is to share the success of the Company with our leaders and top performers.

2.PARTICIPATION

To participate in the MIP, you must be a full-time employee of OneSpan unless otherwise approved in writing by the Company’s Chief People Officer. Employees participating in the 2023 MIP will be notified in writing. You must be hired before October 1, 2023 to be eligible to participate in the 2023 MIP. If you are hired from January 1, 2023 through September 31, 2023 (inclusive), any Bonus you earn under the 2023 MIP will be prorated based on your date of hire (unless otherwise set forth in your offer letter or employment agreement, if any).

3.OVERVIEW

Participants in the 2023 MIP are eligible to receive a cash bonus (“Bonus”) based upon a combination of (1) the Company’s achievement against targets for designated performance metrics (“Company Performance Factors”) and (2) your individual performance (the “Individual Performance Factor”). The Company Performance Factors are weighted to account for a total of 90% of your potential Bonus amount and the Individual Performance Factor is weighted to account for 10% of your potential Bonus amount. The weighted Company Performance Factors and Individual Performance Factor are added together to create a Combined Performance Factor, which is used to calculate the amount of your Bonus. More detail on this calculation is provided below in Sections 4 and 5 of this document.

In addition to the Company Performance Factors and the Individual Performance Factor, your potential Bonus depends on your eligible target bonus amount, which may be expressed either as a fixed dollar amount or as a percentage of your base salary. If you do not know your eligible target bonus amount, please contact your manager or Human Resources.

4.PERFORMANCE FACTORS

Company Performance Factors - 90% of your potential Bonus amount is calculated based on the Company’s achievement against specified targets for the Company Performance Factors. Company Performance Factors and associated targets are determined by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”).

For the 2023 MIP, the two Company Performance Factors are Revenue and Adjusted EBITDA. “Revenue” refers to the Company’s publicly reported annual revenue, and Adjusted EBITDA is defined in the Company’s publicly reported earnings releases. The Revenue factor is weighted at 70% and the Adjusted EBITDA factor is weighted at 20% (for a total Company Performance Factor weighting of 90%).

2023 MIP targets and payout levels for Revenue and Adjusted EBITDA will be communicated to you separately. Different levels of achievement against the Revenue and Adjusted EBITDA targets will correspond to different Bonus payout levels, as follows:

•Revenue: The Company must achieve a minimum of 97.9% of the Revenue target in order for the Revenue factor to contribute to the Bonus payout calculation. A 97.9% achievement level would correspond to the minimum payout level of 50%; a 100% achievement level would correspond to the target payout level of 100%;

and a 105.3% or greater achievement level would correspond to the maximum payout level of 150%.

•Adjusted EBITDA: The Company must achieve a minimum of 66.67% of the Adjusted EBITDA target in order for the Adjusted EBITDA factor to contribute to the Bonus payout calculation. A 66.7% achievement level would correspond to the minimum payout level of 50%; a 100% achievement level would correspond to the target payout level of 100%; and a 133.3% or greater achievement level would correspond to the maximum payout level of 125%.

For achievement levels that fall between the maximum, target, and minimum Revenue and Adjusted EBITDA achievement levels, the corresponding payout levels will be calculated using linear interpolation.

Individual Performance Factor - 10% of your potential bonus amount is calculated based on your performance against individual performance objectives set by your manager. These objectives will consist of a mix of metrics tied to the OneSpan 2.0 operational plan and other key business metrics pertinent to your role. Performance that meets expectations will correspond to a 100% payout level for the Individual Performance Factor, and performance that is below or above expectations will be adjusted accordingly.

5.EXAMPLE BONUS CALCULATIONS

Assume for purposes of these examples that your eligible target bonus amount is $15,000.

Example 1:

If the Company achieves 97.9% of the Revenue factor and 100% of the Adjusted EBITDA factor, and if your individual performance meets expectations, your Bonus will be paid out at 65% of your eligible target bonus amount, based on a Combined Performance Factor of 65%:

	Achievement Level against Target	Payout Level	Weight	Weighted Factor (Payout Level*Weight)
Company Performance Factors
Revenue	97.9%	50%	70%	35%
Adjusted EBITDA	100%	100%	20%	20%
Individual Performance Factor	100%	100%	10%	10%
Combined Performance Factor (sum of the three weighted factors)				65%

The Combined Performance Factor is then applied to the $15,000 eligible target bonus amount for a Bonus payout of $9,750 (65% of $15,000).

Example 2:

If the Company achieves 100% of the Revenue factor and 60% of the Adjusted EBITDA factor, and if your individual performance meets expectations, your Bonus will be paid out at 80% of your eligible target bonus amount, based on a Combined Performance Factor of 80%:

	Achievement Level against Target	Payout Level	Weight	Weighted Factor (Payout Level*Weight)
Company Performance Factors
Revenue	100%	100%	70%	70%
Adjusted EBITDA	60%	0%	20%	0%
Individual Performance Factor	100%	100%	10%	10%
Combined Performance Factor (sum of the three weighted factors)				80%

The Combined Performance Factor is then applied to the $15,000 eligible target bonus amount for a Bonus payout of $12,000 (80% of $15,000).

6.DETERMINATION OF ACHIEVEMENT
The Company expects that the assessment of achievement against Company Performance Factors and the Individual Performance Factor for 2023 will be completed during the first quarter of 2024, and that any Bonus earned would be paid out via payroll by the end of that quarter. The Company may adjust these dates depending upon the timing of its year-end audit and other factors.

Achievement against the Company Performance Factors is based on the Company’s 2023 financial performance and is approved by the Board or the Compensation Committee. The Board or the Compensation Committee may make adjustments to the targets for the Company Performance Factors to address the impact of any mergers, acquisitions or other unexpected activities, developments, trends or events. In addition, achievement of the targets for the Company Performance Factors may, in the Board or Compensation Committee’s discretion, include or exclude the impact of any of the following events that occur during 2023: any reorganization or restructuring transactions; extraordinary nonrecurring items; and significant acquisitions or divestitures.

7.GENERAL TERMS

If your base salary or eligible target bonus amount changes during 2023, any Bonus amount you earn will be prorated based on the timing of such change. For purposes of this proration, changes that occur on before the 15th of a given month will be considered to have been in effect for the full month, and changes that occur after the 15th of a month will be considered to take effect on the first of the immediately following month. For example, if your eligible target bonus amount increases from 15% to 20% on July 10, your Bonus amount will be calculated based on six months of a 15% eligible target bonus amount and six months of a 20% eligible target bonus amount, whereas if the increase happens on July 20, your Bonus amount will be calculated based on seven months of a 15% eligible target bonus amount and five months of a 20% eligible target bonus amount.

If you take a leave of absence during 2023 that is longer than 90 days (which days need not be consecutive), any Bonus you earn under the 2023 MIP will be prorated based on the number of total days in excess of 90 days in your leave of absence.

If you switch from a Sales Commission Plan to the 2023 MIP, or vice versa, any Bonus you earn under the 2023 MIP will be prorated based on the timing of the change. Changes of this type will generally be effective on the first day of a specified month.

Unless otherwise prohibited by applicable law, any Bonus amount is not earned until it is determined based on the Company’s 2023 financial performance as approved by the Board or Compensation Committee. To receive any Bonus under the 2023 MIP, and unless prohibited by applicable law, you must be actively working for the Company at the time payment is made. The 2023 MIP is valid for 2023 only and will not continue to apply for future years.

Participants do not have any contractual or otherwise acquired right to MIP participation in any future years. There are no promises or guarantees of payments under the 2023 MIP, and the Company reserves the right to unilaterally alter or discontinue the program at its complete discretion, unless specifically prohibited under local law.

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